Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), entered into and effective as of February 23, 2025 (the “Effective Date”), is made by and between Michael Doogue (“Executive”) and Allegro MicroSystems, Inc., a Delaware corporation (together with any of its subsidiaries and affiliates as may employ Executive from time to time, and any successor(s) thereto, the “Company”).

RECITALS

WHEREAS, the Company desires to assure itself of the services of Executive by engaging Executive to perform services under the terms hereof.; and

WHEREAS, Executive desires to provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Employment.

1.1 In General. The Company and/or Allegro Microsystems, LLC shall employ Executive and Executive shall enter such employment, for the period set forth in Section 1.2, in the position set forth in Section 1.3, and upon the other terms and conditions herein provided.

1.2 Term of Employment. Executive shall be employed at will, meaning that either the Company or Executive may terminate the Agreement and Executive’s employment at any time for any reason or no reason, with or without cause, subject to the terms of this Agreement. The period of Executive’s employment hereunder is hereinafter referred to as the “Term”.

1.3 Position and Duties. During the Term, Executive: (a) shall serve as President and Chief Executive Officer of the Company, with responsibilities, duties and authority customary for such position, subject to direction by the Board of Directors of the Company (the “Board”); (b) shall report to the Board; (c) shall devote substantially all Executive’s working time and efforts to the business and affairs of the Company and its subsidiaries and (d) agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time. In addition, on or as soon as practicable after the Effective Date, the Company shall cause Executive to be appointed or nominated for election to the Board. The parties acknowledge and agree that Executive’s duties, responsibilities and authority may include services for one or more subsidiaries or affiliates of the Company.

2.	Compensation and Related Matters.

2.1 Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $700,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to review by the compensation committee of the Board (the “Committee”) in its sole discretion (the “Annual Base Salary”).

2.2 Annual Bonus. During the Term, Executive will be eligible to participate in the Company’s annual incentive compensation program. Executive’s annual incentive compensation under such incentive program (the “Annual Bonus”) shall be targeted at 125% of Executive’s Annual Base Salary (the “Target Bonus”). The actual amount of any Annual Bonus shall be based on the achievement of performance goals to be determined by the Committee in consultation with Executive. Any Annual Bonus that is earned will be paid at the same time and in the same form annual bonuses are paid to other executives of the Company generally, subject to Executive’s continuous employment through the date of payment.

2.3 Annual Equity Award. Subject to approval by the Committee, the Company shall grant to Executive an equity incentive compensation award under the 2020 Plan covering shares of the Company’s common stock with an aggregate grant-date value equal to $6,000,000 (the “FY2026 Equity Grant”). The FY2026 Equity Grant shall be granted to Executive at the same time the annual equity incentive compensation awards are granted to other executive officers of the Company. The terms and conditions of the FY2026 Equity Grant shall be set forth in separate award agreements to be entered into by Executive and the Company. Except as otherwise specifically provided in this Agreement, the FY2026 Equity Grant shall be governed in all respects by the terms and conditions of the 2020 Plan and the applicable award agreement thereunder.

2.4 Benefits. Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company, as in effect from time to time (including, without limitation, the Company’s group medical and dental insurance plans and the Company’s 401(k) plan).

2.5 Vacation; Holidays. During the Term, Executive shall be entitled to five (5) weeks paid vacation each full calendar year. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive. Holidays shall be provided in accordance with Company policy, as in effect from time to time.

2.6 Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.

3.	Termination.

3.1 Executive’s employment with the Company may be terminated under the following circumstances:

(a)	Death. Executive’s employment with the Company shall immediately terminate upon his death.

(b)	Disability. If Executive has incurred a Disability, the Company may terminate Executive’s employment. For purposes of this Agreement,

“Disability” shall mean that the Executive has been determined to be (1) disabled and entitled to receive benefits under the Company’s long-term disability plan and (2) disabled under Treasury Regulation Section 1.409A-3(i)(4) or its successor. The date on which Executive shall be deemed to have incurred a Disability shall be the first date both requirements are satisfied as determined by the Board.

(c)	Termination for Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement, “Cause” shall mean a good faith determination by the Board of any one or more of the following: (i) Executive’s continued or repeated failure or refusal (after prior written notice thereof from the Board and Executive’s failure to cure the same (if curable) within ten (10) calendar days of such written notice, and other than due to Executive’s Disability) to substantially perform the duties required by Executive’s position with the Company or any of its subsidiaries (it being understood that Executive’s failure to attain performance goals or targets or to otherwise fail to substantially perform the duties required by Executive’s position shall not constitute “Cause” hereunder if such failure is as a result of actions taken or not taken in good faith and with reasonable belief that such actions or omissions were in the best interests of the Company and its subsidiaries); (ii) Executive’s failure or refusal to follow lawful directives of the Board; (iii) gross negligence or willful misconduct (including unauthorized disclosure of material proprietary information) by Executive, which results in a material detriment to the Company or any of its subsidiaries; (iv) Executive’s conviction (by a court of competent jurisdiction, not subject to further appeal) of, or pleading guilty to, a felony that involves fraud or moral turpitude or that is perpetrated against the Company or any of its subsidiaries, their respective businesses or any of their respective assets, properties or personnel; or (v) a material breach by Executive of the Restrictive Covenants, this Agreement, or of any other written agreement with the Company to which Executive is a party.

(d)	Termination without Cause. The Company may terminate the Executive’s employment without Cause.

(e)	Resignation by Executive for Good Reason. Executive may resign from Executive’s employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent: (i) a reduction in Executive’s Annual Base Salary; (ii) a reduction in Executive’s Target Bonus; (iii) a material diminution in Executive’s authority, duties, responsibilities, or reporting relationship in connection with Executive’s employment with the Company; (iv) the relocation of Executive’s principal work location in connection with his employment by the Company to a facility or location more than seventy-five (75) miles from Executive’s present principal work location; or (v) the Company has materially breached this Agreement, including without limitation a failure to comply with the assignment to successor requirement in Section 9.1 below.

Notwithstanding the foregoing, Executive will not be deemed to have resigned for Good Reason unless (1) Executive gives the Company written notice within sixty (60) days following the occurrence of the event(s) constituting Good Reason detailing the facts and circumstances believed by Executive to constitute Good Reason, (2) the Company has thirty (30) days after receipt of such written notice to remedy or cure the event of Good Reason and fails to remedy or cure the event within such period and (3) the effective date of Executive’s termination for Good Reason occurs no later than thirty (30) days after the expiration of the Company’s cure period. With respect to the foregoing definition, the term “Company” will be interpreted to include any subsidiary, parent, affiliate, or any successor thereto, if appropriate.

(f)	Resignation by Executive without Good Reason. The Executive may resign from the Executive’s employment for any reason other than for Good Reason.

3.2 Notice of Termination. Any termination of employment (other than due to the Executive’s death), shall be communicated by a written notice to the other party hereto (a “Notice of Termination”): (i) indicating the specific termination provision in this Agreement relied upon, and (ii) specifying a Termination Date (as defined below) which, if submitted by the Executive, shall be at least thirty (30) days following the date of such notice. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder. If the Company, at the time of giving Executive notice of termination, specifies or requests a Termination Date later than the date of the Notice of Termination, Executive shall not be required to accept a Termination Date that is more than two weeks after the date of Notice of Termination, and the failure to agree to a later Termination Date shall not be construed as a voluntary termination by Executive. The Termination Date for purposes of this Section 3.2, consistent with the preceding sentence, shall be the final day of employment of Executive by the Company. For purposes of this Agreement, “Termination Date” shall mean the date of the termination of Executive’s employment with the Company, which, if Executive’s employment is terminated as a result of Executive’s death, will be the date of Executive’s death, and otherwise shall be the date specified in a Notice of Termination.

3.3 In the event that Executive’s employment with the Company is terminated for any reason, unless otherwise determined by the Board, Executive shall (i) immediately and automatically without any further action, resign from all positions held with the Company and any of its subsidiaries and affiliates, including but not limited to any positions on the Board of Directors thereof and (ii) execute any documents necessary to effectuate such resignations upon request by the Company.

4.	Payments and Benefits Upon Termination.

4.1 In General. Upon a termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive: (i) any portion of the Executive’s Annual Base Salary through the Termination Date not theretofore paid, (ii) any expenses owed to the Executive under Section 2.6, and (iii) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 2.4, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Accrued Obligations”). Except as otherwise set forth in Section 4.2 below, the payments and benefits described in this Section 4.1 shall be the only payments and benefits payable in the event of the Executive’s termination of employment for any reason.

4.2 Qualifying Termination Outside of the Change of Control Period. Subject to Executive’s delivery to the Company of a Release that becomes effective and irrevocable in accordance with Section 10.5 below and Executive’s continued compliance with the Restrictive Covenants, in the event of termination of Executive’s employment due to a Qualifying Termination outside of the Change of Control Period (each as defined in Section 4.3 below), then in addition to the Accrued Obligations, Executive shall be entitled to the following (the “Regular Severance Benefits”):

(a)	Base Salary and Target Bonus Severance. The Company shall pay to Executive an amount equal to 2.0x the sum of Annual Base Salary plus Target Bonus, each as in effect as of the Termination Date (disregarding any reduction thereto constituting Good Reason) (the “Base Salary and Target Bonus Severance”) payable, less applicable withholdings and deductions, in a single lump sum cash payment on the first regular payroll date following the date the Release becomes effective and irrevocable or as otherwise provided in Section 10.5 below.

(b)	Prorated Bonus. The Company shall pay to Executive a prorated Annual Bonus for the fiscal year in which the Termination Date occurs, determined by multiplying the Target Bonus on the Termination Date by a ratio equal to the number of completed days of employment in the fiscal year prior to and including the Termination Date divided by the total number of days in such fiscal year (the “Prorated Bonus”), payable, less applicable withholdings and deductions, in a single lump sum cash payment on the first regular payroll date following the date the Release becomes effective and irrevocable or as otherwise provided in Section 10.5 below.

(c)	COBRA. If Executive is a participant on the Termination Date in a group health plan of the Company that is subject to Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended, or similar state health care continuation coverage law (“COBRA”), if Executive timely elects to accept continued health insurance coverage under COBRA, the Company shall pay or reimburse to Executive an amount equal to the full monthly cost of Executive’s COBRA coverage until the earlier of eighteen (18) months after the Termination Date or such date as Executive becomes eligible for health insurance coverage through any subsequent employment (the “COBRA Subsidy Period”). If Executive desires to continue health care coverage under COBRA after becoming eligible for other health insurance coverage or otherwise after the COBRA Subsidy Period, Executive may do so for the balance of the applicable COBRA period at Executive’s expense consistent with the requirements of COBRA. Notwithstanding the foregoing, the Company shall not be required to provide Executive with the healthcare continuation coverage benefits in this Section 4.2 if doing so would result in the imposition of penalties or other adverse consequences to the Company pursuant to the Patient Protection and Affordable Care Act of 2010, as amended, or any successor legislation or regulations thereunder.

(d)	Equity Acceleration. The vesting of Executive’s outstanding equity awards as of the Termination Date that are not subject to performance-based vesting requirements shall be accelerated effective as of immediately prior to such Termination Date with respect to that number of shares subject thereto that would have become vested on the next applicable vesting date following the Termination Date as if Executive had remained employed by the Company through such vesting date. The vesting of Executive’s outstanding equity awards as of the Termination Date that are subject to performance-based vesting requirements shall be accelerated effective as of immediately prior to such Termination Date with respect to a pro-rated portion of the shares subject thereto (determined based on the number of days that Executive was employed during the applicable performance period relative to the total number of days in the performance period), with the performance conditions being deemed achieved at the greater of the target performance level or the “trending performance” level determined by the Committee using the most recent scorecard submitted to the Committee immediately prior to the Termination Date.

4.3 Qualifying Termination within the Change of Control Period. Subject to Executive’s delivery to the Company of a Release that becomes effective and irrevocable in accordance with Section 10.5(c) below and Executive’s continued compliance with the Restrictive Covenants, in the event of termination of Executive’s employment due to a Qualifying Termination within the twenty-four (24)-month period immediately following the consummation of a Change of Control (as defined in the 2020 Plan) (the “Change of Control Period”), in addition to the Accrued Obligations, and in lieu of the Regular Severance Benefits, Executive shall be entitled to receive (the “Change of Control Severance Benefits”): (a) the Base Salary and Target Bonus Severance described in Section 4.2(a) above; (b) the Prorated Bonus described in Section 4.2(b) above; (c) the healthcare continuation coverage benefits described in Section 4.2(c) above, except that the COBRA Subsidy Period shall be twenty-four (24) months instead of eighteen (18) months, and (d) 100% vesting of all outstanding equity awards effective as of immediately prior to the Termination Date, with vesting of awards that are subject to performance-based vesting requirements that would otherwise continue to apply following the Change in Control transaction being deemed achieved at the greater of the target performance level or the “trending performance” level determined by the Committee using the most recent scorecard submitted to the Committee immediately prior to the Termination Date. For purposes of this Section 4, a “Qualifying Termination” shall mean any termination of Executive’s employment by the Company without Cause or a resignation by the Executive for Good Reason.”

4.4 Tax Withholding. The payments and benefits described in this Section 4 shall be subject to applicable tax withholding obligations.

5.	Release Requirement; Compliance with Restrictive Covenants.

5.1 As a prerequisite to the Company’s payment of the Regular Severance Benefits or the Change of Control Severance Benefits, as applicable (in either case, the “Severance Benefits”), Executive shall have executed and delivered to the Company a general release of claims substantially in the form attached as Exhibit A (“Release”) and the Release shall have become effective and irrevocable in accordance with its terms as specified in this Section 5 on or prior to the sixtieth (60th) day following the Termination Date. The Company may modify the Release in order to specify the amount of the Severance Benefits, comply with changes in law, or reflect changes in relevant facts (such as the name of the Company). However, the Company shall not include any additional requirements or provisions in the Release, including without limitation any restrictive covenants concerning post-termination activities of Executive without Executive’s prior written consent.

5.2 The Company shall deliver the form of Release to Executive on or prior to the Termination Date. The Release shall not become effective until the Release Expiration Date (as defined below).

5.3 The health insurance continuation benefit described in Sections 4.2(c) and 4.3(c) shall be provided to Executive on a monthly basis after the Termination Date on the assumption that the Release will become effective on the sixtieth (60th) day following the Termination Date, provided that entitlement to such benefit shall expire if the Release does not become effective within sixty (60) days after the Termination Date and, in such case, Executive shall be required to promptly return amounts paid on his behalf to the Company.

5.4 Executive’s entitlement to receive and to retain the Severance Benefits will be conditioned upon Executive’s compliance with all restrictive covenants concerning post-termination activities of Executive contained in any other written agreement between Executive and the Company (collectively, “Restrictive Covenants”), which Restrictive Covenants are hereby incorporated in their entirety as though fully set forth herein.

5.5 Unless otherwise determined by the Board, the Severance Benefits shall not be payable unless and until Executive has resigned from all positions held with the Company and any of its subsidiaries and affiliates in accordance with Section 3.3.

6.	Parachute Payments.

6.1 Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive or paid on Executive’s behalf (including any payment or benefit received in connection with a termination of Executive’s employment, whether pursuant to the terms of this Agreement, any other plan, arrangement or agreement or otherwise) (all such payments and benefits, including the payments and benefits under Section 4, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any similar tax that may be imposed by any taxing authority) (such excise tax or similar tax, the “Excise Tax”), then the Total Payments shall be reduced solely to the extent necessary to ensure that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income or payroll taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local or payroll income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). If a reduction is to occur pursuant to this Section 6.1, unless an affirmative election by Executive is permitted by (such that it would not result in taxation under) Section 409A, the reduction to the Total Payments shall be implemented in the following order: (i) cash severance payments under this Agreement; (ii) accelerated vesting of any equity-based awards; (iii) non-cash benefits under this Agreement; and (iv) any other payments or benefits under this Agreement or otherwise. If no reduction is to occur pursuant to this Section 6.1, the Total Payments shall be delivered and paid to Executive in full.

6.2 Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of a qualified accounting firm or other advisor appointed or engaged by the Company with Executive’s prior written consent prior to any change in ownership or control (within the meaning of Treasury Regulations Section 1.280G-1, Q&As 27 - 29) (the “Independent Advisors”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the written opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G of the Code. In the event that the Independent Advisors are serving as accountants, auditors or counsel for the individual, entity or group effecting the change in ownership or control (within the meaning of Treasury Regulations Section 1.280G-1, Q&As 27 - 29), the Company shall appoint another qualified accounting firm or other advisor to make the determinations hereunder (which firms shall then be referred to as the “Independent Advisors” hereunder). All determinations hereunder shall be made by the Independent Advisors, who shall provide detailed supporting calculations both to the Company and Executive at such time as it is requested by the Company or Executive. The determination of the Independent Advisors shall be final and binding upon the Company and Executive. The Company shall be responsible for all charges for the Independent Advisors. The Company and Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Section 6.

6.3 Mitigation of Excise Tax. Notwithstanding anything contained in this Agreement or any other agreement between Executive and the Company or any of its subsidiaries to the contrary, Executive and the Company shall in good faith attempt to agree on steps to ensure that no payments to which Executive would otherwise be entitled to receive pursuant to this Agreement or any such other plan, arrangement or agreement will be “parachute payments” as defined in Section 280G(b)(2) of the Code and shall cooperate with each other to mitigate the impact of the Excise Tax and any potential reduction to payments or benefits provided under this Agreement, any other plan, arrangement or agreement or otherwise.

7.	Exclusive Remedy.

7.1 Executive’s receipt of the Severance Benefits shall be in lieu of any benefits specified under any other severance policy maintained by the Company; any benefits pursuant to any other agreement or understanding between Executive and the Company relating to termination of employment; and any Annual Bonus for the fiscal year in which the Termination Date occurs.

8.	Successors and Assigns.

8.1 This Agreement shall inure to the benefit of, and shall be binding upon, the Company and its successors and assigns, including any successor entity by merger, consolidation or transfer of all or substantially all of the Company’s assets. The Company shall require and cause any person, group or entity that acquires all or substantially all of the assets of the Company to accept a written assignment of this Agreement by the Company, and to acknowledge in such document that the acquiror accepts the assignment and undertakes to perform this Agreement in accordance with its terms.

9.	Amended or Successor Agreements.

9.1 If requested by the Company, Executive will in good faith consider and negotiate an amended or a successor agreement in order to address revised circumstances (for example the restructuring of the Company), providing that there is no diminution in the level of benefits available to Executive hereunder.

10.	Miscellaneous Provisions.

10.1 Arbitration. Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be settled by binding arbitration. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association in Manchester, New Hampshire, or elsewhere by mutual agreement. The Company shall bear responsibility for all costs of arbitration and shall reimburse Executive for his reasonable attorneys’ fees. Judgment may be entered on the arbitration award in any court having jurisdiction.

10.2 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the state of New Hampshire.

10.3 Entire Agreement. This Agreement constitutes the entire agreement and understanding between Executive and Company concerning the subject matter hereof, and supersedes all prior negotiations or understandings between the parties, whether written or oral, including employment offer letter, concerning such matter, including but not limited to any prior employment agreement, offer letter, or similar contracts between Executive and the Company or any of its subsidiaries and affiliates and the Amended and Restated Severance Agreement, dated as of September 30, 2020, by and between Executive and the Company, as amended from time to time.

10.4 Employment At-Will. Executive’s employment with the Company shall remain at will. Nothing in the Agreement shall provide Executive with any right to continued employment with the Company for any specific period of time or interfere with or restrict the right of either Executive or the Company to terminate Executive’s employment at any time.

10.5 Application of Section 409A.

(a)	General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to Executive under Section 409A, the Company reserves the right (without any obligation to do so or to indemnify Executive for failure to do so) to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Executive or any other individual to the Company or any of its affiliates, employees or agents.

(b)	Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 4.2 or Section 4.3 unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) for purposes of Section 409A, Executive’s right to receive installment payments pursuant to Section 4.2 or Section 4.3 shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (x) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A) or (y) the date of the Executive’s death; upon the earlier of such dates, all payments deferred pursuant to this sentence shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(c)	Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release, (i) the Company shall deliver the Release to Executive within ten (10) business days following the Termination Date, and the Company’s failure to deliver a Release prior to the expiration of such ten (10) business day period shall constitute a waiver of any requirement to execute a Release, (ii) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes his acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (iii) in any case where the Termination Date and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 10.5, “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 10.5, such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 10.5, on the first payroll period to occur in the subsequent taxable year, if later.

10.6 Proprietary Information. Nothing in this Agreement or the Release shall be construed as an elimination or waiver of Executive’s obligations not to disclose confidential or proprietary information to third parties as required by Company policy and any agreements between the Company and Executive that were executed during Executive’s employment with the Company.

10.7 Waiver; Amendment. No waiver of any breach of this Agreement shall be construed to be a waiver of any other breach of this Agreement. No waiver or amendment of this Agreement shall be effective unless set forth in a written document signed by Executive and an executive of the Company authorized by the Board.

10.8 Notices. Any notices required or permitted by this Agreement shall be in writing, and may be transmitted by personal delivery, by courier service or by e-mail if receipt of such e-mail is acknowledged by the receiving party. Notices shall be addressed to the recipient’s principal business office.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

ALLEGRO MICROSYSTEMS, INC.

/s/ Michael Doogue	/s/ Sharon Briansky
Executive	Name: Sharon Briansky Title: Senior Vice President, General Counsel and Secretary

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (“Release”) is made by Michael Doogue (“Executive”), a resident of New Hampshire, in favor of Allegro MicroSystems, Inc. (the “Company”), and all related entities, corporations, partnerships and subsidiaries of the Company, as well as each of their current and former directors, insurers, officers, trustees, partners, successors in interest, representatives and agents.

WHEREAS, Executive’s employment by the Company will end on _______ (the “Termination Date”); and

WHEREAS, Executive wishes to provide the Company with a general release in exchange for the consideration to be provided by the Company to Executive pursuant to that certain Employment Agreement between Executive and the Company dated as of February 23, 2025 (the “Employment Agreement”).

NOW THEREFORE, in consideration of the commitments and mutual promises contained in this document, it is agreed as follows:

ONE: This Release shall constitute full accord and satisfaction of any and all claims which have been or could be raised by Executive and a covenant not to sue (as set forth in Paragraph THREE below).

TWO: Effective as of the Termination Date, Executive’s employment with the Company shall be terminated, and Executive agrees to resign from any and all positions held with the Company, including but not limited to any position on the Company’s Board of Directors or any positions of any affiliated entities of the Company.

In return for Executive’s releases under this Release, the Company shall provide the following “Consideration” to Executive:

a)	The Base Salary and Target Bonus Severance defined in the Employment Agreement, which shall be an amount equal to _______________ ($_________), payable, less applicable withholdings and deductions, in a single lump sum cash payment on the first regular payroll date following the date this Release becomes effective and irrevocable.

b)	The Prorated Bonus defined in the Employment Agreement, which shall be an amount equal to _______________ ($__________), payable, less applicable withholdings and deductions, in a single lump sum cash payment on the first regular payroll date following the date this Release becomes effective and irrevocable.

c)	If Executive is a participant on the Termination Date in a group health plan of the Company that is subject to Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended, or similar state health care continuation coverage law (“COBRA”), and if Executive timely elects to accept continued health insurance coverage under COBRA, the Company will pay or reimburse Executive an amount equal to the full monthly cost of Executive’s COBRA coverage until the earlier of eighteen (18) months after the Termination Date or such date as Executive becomes eligible for health insurance coverage through any subsequent employment (the “COBRA Subsidy Period”). If Executive desires to continue health care coverage under COBRA after becoming eligible for other health insurance coverage or otherwise after the COBRA Subsidy Period, Executive may do so for the balance of the applicable COBRA period at Executive’s expense consistent with the requirements of COBRA. Notwithstanding the foregoing, the Company shall not be required to provide Executive with the healthcare continuation coverage benefits in this Section 4.2(c) if doing so would result in the imposition of penalties or other adverse consequences to the Company pursuant to the Patient Protection and Affordable Care Act of 2010, as amended, or any successor legislation or regulations thereunder.

d)	Accelerated vesting and payment of the following equity awards outstanding and held by Executive as of the Termination Date, in accordance with Section 4.2(d) of the Employment Agreement, as applicable, effective as of immediately prior to such Termination Date:

Awards	Grant Date	# of Shares Settled

In addition, Executive shall receive the amounts not paid, if any, with respect to the following through the Termination Date: (i) any Annual Base Salary (defined in the Employment Agreement) and accrued but unpaid vacation, (ii) any reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures, and (iii) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

Executive acknowledges, understands, and agrees that other than the Consideration set forth above and the items in the immediately prior paragraph,, the Company shall not have any obligations to Executive for the payment of any compensation, benefits, expenses or any other amounts of any kind.

THREE: In return for the Consideration to be provided by the Company to Executive, on behalf of Executive and his heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, and assigns, Executive promises not to sue, and Executive releases and gives up any claim he/ she has or may have against, the Company or any of its current or former subsidiaries, affiliated companies, parent companies, shareholders, directors, officers, employees, agents, benefit plans, trustees or representatives, or their successors or assigns, including without limitation any claim under federal, state, or local law relating to Executive’s employment with the Company or the termination thereof, from the beginning of time up to and including the date of execution of this Release, including, but not limited to, any and all claims for breach of express or implied contract or any covenant of good faith and fair dealing; all claims for retaliation or violation of public policy; all claims for unpaid wages under the Massachusetts Wage Act or corresponding New Hampshire law; all claims arising under the Massachusetts and New Hampshire anti-discrimination in employment laws, the Massachusetts Civil Rights Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Patriot Act, the Family and Medical Leave Act, or any other federal, state, or local laws relating to employment or benefits associated with employment; claims for emotional distress, mental anguish, personal injury, loss of consortium, and any and all claims that may be asserted on Executive’s behalf by others; any claim for wages, compensation, and expenses paid or unpaid during the term of Executive’s employment; and any claim for compensatory, punitive, or liquidated damages, interest, attorney’s fees, costs, or disbursements. Executive retains Executive’s rights under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for any accrued vested benefits under any retirement plan covering Executive’s employment, or rights to enforce the terms of this Release.

FOUR: Subject to Paragraph FIVE below, at any time during and after Executive’s employment with the Company, Executive will not, in any manner, directly or indirectly, make or publish any statement, whether orally or in writing, that would libel, slander, disparage, denigrate, ridicule or criticize the Company, any of its affiliates or any of its or their employees, officers or directors.

FIVE: Executive acknowledges and understands that nothing in this Release or otherwise is intended to or shall prevent Executive from (a) communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. National Labor Relations Act, or the U.S. Equal Employment Opportunities Commission, (b) providing truthful statements in response to legal process, required governmental testimony or filings or administrative or arbitral proceedings (including depositions in connection with such proceedings), in connection with litigation or arbitration between Executive and the Company, or (c) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive reasonably believes to be unlawful. Executive acknowledges that nothing contained in this Release or otherwise shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that Executive hereby agrees to waive his right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by Executive or by anyone else on his behalf. Executive further acknowledges that the Company has provided Executive notice of his immunity rights under the Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.”

SIX: This Release, including without limitation the general release and covenant not to sue, applies to all claims due to anything arising before Executive signed this Release, including even those claims not presently known to Executive.

SEVEN: This Release sets forth the entire understanding between the parties pertaining to this subject matter except for Sections 4, 5, 6, 7, 8, 9 and 10 of the Employment Agreement and any agreements between the Company and Executive pertaining to confidentiality, non-competition, non-solicitation, non-disparagement or similar restrictive covenants. There is no other agreement, oral or written, which adds to or subtracts from this Release or the Employment Agreement or otherwise modifies them. In the event that any provision of this Release is held by any agency or court of competent jurisdiction to be illegal or invalid, the validity of the remaining provisions shall not be affected; and, the illegal or invalid provisions shall be reformed to the extent possible to be consistent with the other terms of this Release; and if they cannot be so reformed, then an invalid provision shall be deemed not to be a part of this Release.

EIGHT: This Release shall be interpreted under the laws of the state of New Hampshire.

NINE: Executive acknowledges that Executive received this Release and that Executive has been informed that Executive has twenty-one (21) days to review and consider this Release and also acknowledges that Executive has been advised of the right to consult legal advisors of Executive’s choosing with regard to this Release. Any modifications to the terms of this Release do not operate to extend the twenty-one (21) day limit for Executive’s review of the Release. Executive may sign this Release prior to the expiration of the twenty-one (21) day deadline expressed above, and Executive affirms that if Executive does so prior to that date it is done according to Executive’s own free will. Executive understands that Executive may revoke this Release within seven (7) days after the date of Executive’s signature on this Release by sending written notice of his/her intent to revoke to the Company’s Senior Vice President, Chief Human Resources Officer via courier service on or before the expiration of that seven (7) day right of revocation. Executive acknowledges that this Release can be revoked only in its entirety and that once revoked no provision of this Release is enforceable. The Company will have no obligations under this Release until the eighth (8th) day after Executive’s signature on this Release.

TEN: EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ AND UNDERSTANDS THIS RELEASE CONSISTING OF THREE PAGES. EXECUTIVE ALSO ACKNOWLEDGES THAT EXECUTIVE ENTERS INTO THIS RELEASE VOLUNTARILY, WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND WITHOUT PRESSURE OR COERCION. EXECUTIVE ALSO ACKNOWLEDGES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL PRIOR TO SIGNING THIS RELEASE.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement and General Release of Claims as of the date indicated below.

ALLEGRO MICROSYSTEMS, INC.

Name:
Title:

Date:

EXECUTIVE

Date:

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